Exhibit 99.1

Press Release	II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
Telephone (724) 352-4455

Release Date: January 3, 2008	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI Incorporated Announces Change

in Independent Registered Public Accounting Firm

PITTSBURGH, PA – January 3, 2008 – II-VI Incorporated (NASDAQ Global Select: IIVI) announced today that it has engaged Ernst & Young LLP as its independent registered public accounting firm to perform the Company’s annual audit for its fiscal year ending June 30, 2008 including the review of the Company’s fiscal second and third quarter financial statements that will be filed during the fiscal year ending June 30, 2008. The Company had previously engaged Deloitte & Touche LLP to perform such audit services.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, medical radiology, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, cadmium zinc telluride for gamma radiation detectors, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

The Company’s infrared optics business, II-VI Infrared, manufactures optical and opto-electronic components for industrial laser and thermal imaging systems. The Company’s near-infrared optics business, VLOC, manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, and Pacific Rare Specialty Metals & Chemicals, produces and refines selenium and tellurium materials. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Advanced Materials Development Center (AMDC) provides expertise in materials development, process development, and manufacturing scale up.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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